Exhibit 10.20

November 29, 2023

James V. Continenza

Re: Executive Chairman and CEO Agreement

Dear Mr. Continenza:

You and Eastman Kodak Company (the “Company”) are entering into this mutually agreeable form of employment agreement (this “Agreement”), which will be effective as of the date set forth above (the “Effective Date”), and which sets forth the terms of your employment as Executive Chairman and Chief Executive Officer (“CEO”) of the Company for the Scheduled Term set forth below. This Agreement shall be considered a renewal of your prior employment agreement entered into on February 26, 2021, as amended on November 30, 2022 (the “2021 Agreement”), but by renewal under this Agreement, the 2021 Agreement and all terms therein are superseded and rendered null and void, except as expressly set forth herein.

1.    Terms Schedule

Some of the terms of your employment are in the attached schedule (your “Schedule”), which is part of this Agreement.

2.    Scheduled Term

The term of this Agreement will begin on the Effective Date and, subject to earlier termination as provided for in Section 6 herein, end on February 26, 2027 (the “Scheduled Term”). At least one hundred eighty (180) days prior to the end of the Scheduled Term, if your employment is not earlier terminated in accordance with Section 6, the Company shall provide you written notice in accordance with Section 11(d) of its intention to either: (A) renew this Agreement for a subsequent two-year term and provide you with a Schedule with updated compensation information; or (B) to terminate your employment at the expiration of the Scheduled Term. If the Company provides you notice of its intention to renew this Agreement, you will have ninety (90) days after the giving of such notice to either elect to accept the two-year renewal term or to negotiate different terms to continue your employment. The Scheduled Term may also be extended automatically for an additional two-year term (added to the end of the Scheduled Term) without further action by either party. The Company’s failure to provide you at least one hundred eighty (180) days’ notice under this Section 2, shall be considered an automatic renewal and your failure to respond to such a notice offering to renew this Agreement within ninety (90) days after such notice shall be considered an automatic acceptance of the terms of such proposed renewal.

3.         Your Position, Performance and Other Activities

(a)	Position. You will be employed in the position(s) stated in your Schedule.

(b)

Authority, Responsibilities, and Reporting. Your authority, responsibilities and reporting relationships will be determined from time to time by the Board of Directors of the Company (the “Board”) in good faith.

(c)

Performance. You will devote as much time and attention as is reasonably required to fulfill your responsibilities hereunder and will use good faith efforts to discharge your responsibilities under this Agreement to the best of your ability.

(d)

Other Activities. During the Scheduled Term, you may (1) serve on corporate, civic or charitable boards or committees, (2) manage personal investments, and (3) serve as an employee for other companies where you are currently an employee, so long as these activities, whether individually or in the aggregate, do not materially interfere or conflict with your performance of your responsibilities under this Agreement and do not violate Section 7 or 8 hereof or the Employee’s Agreement (as defined below). Should such activities as described in this Section 3(d) appear to materially interfere or conflict with your performance, the Company shall promptly notify you in writing so that you may address any such interference or conflict.

(e)

Acknowledgment of Employee’s Agreement. You acknowledge and agree to comply with the terms of Eastman Kodak Company Employee’s Agreement, which is attached hereto as Exhibit 1 (the “Employee’s Agreement”). To the extent any terms of the Employee’s Agreement are inconsistent with this Agreement, this Agreement and the Schedule shall control. For purposes of the Employee’s Agreement, you acknowledge and agree that you are employed in the State of New York.

4.         Your Compensation

(a)         Salary. During the Scheduled Term, you will receive an annual base salary (your “Salary”). Commencing on the Effective Date, the starting amount of your Salary will be the amount set forth in your Schedule. The Compensation, Nominating and Governance Committee of the Board (the “Committee”) will review your Salary at least annually and may increase it at any time for any reason. However, your Salary may not be decreased at any time (including after any increase) absent your prior written consent, and any increase in your Salary will not reduce or limit any other obligation to you under this Agreement. Your Salary will be paid in accordance with the Company’s normal practices for similarly situated executives. Your Salary shall be in lieu of, and not in addition to, any director fees that you are otherwise entitled to receive, except as otherwise has been or may be determined by the Board and in compliance with any applicable Company policies.

(b)

Annual Incentive. During 2024 and each year of the Scheduled Term thereafter, you will be entitled to an annual incentive award determined in accordance with the terms set forth in your Schedule (your “Annual Incentive”). Each year, you shall also be delegated an amount equal to 100% of your Base Salary that you may award to Company employees at your discretion (the “Employee Incentive”), without any input or approval from the Board or the Committee except as required by the rules and regulations of the New York Stock Exchange, the Securities and Exchange Commission, and other applicable law. Neither the Board nor the Committee will have any right to approve, deny, revoke or reduce any Employee Incentive award you make to any employee except as required by the rules and regulations of the New York Stock Exchange, the Securities and Exchange Commission, and other applicable law. Any portion of the Employee Incentive not paid in any year will be rolled over and added to the Employee Incentive for the following year through the end of the Scheduled Term.

(c)

Long Term Incentive Awards. You will be granted the equity-based awards stated in your Schedule, which will be subject to the terms and conditions set forth in the applicable award agreements except as otherwise provided by this Agreement. You acknowledge and agree that, during the Scheduled Term, you are not entitled to any grants of equity-based awards based on your service as a director.

(d)	Debt-Reduction Incentive Plan (“DRIP”). You will be eligible for the DRIP bonus stated in your Schedule, subject to the terms and conditions set forth therein.

4a.         Beneficial Ownership Limitation

Notwithstanding anything to the contrary contained in this Agreement, you shall not have the right to effect any exercise of any stock option granted to you pursuant to the terms of any award granted to you in February 2019 or July 2020 (collectively, the “Option Awards”) under the Company’s Amended and Restated 2013 Omnibus Incentive Plan and the Company shall not effect the exercise of any Option Awards, to the extent that, after giving effect to the issuance of the Company’s common stock, par value $0.01 per share (“Common Stock”), resulting from such exercise, you (together with your affiliates and any person acting as a group (as such term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 13d-5(b)(1) promulgated thereunder), with you, would beneficially own more than 4.99% (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 promulgated thereunder) of the then issued and outstanding shares of Common Stock (the “Beneficial Ownership Limitation”). Upon your written or oral request, the Company shall promptly (but not later than one (1) business day after such request) confirm orally or in writing to you the number of shares of Common Stock then outstanding. You and the Company shall each cooperate in good faith in the determinations required hereby and the application hereof. Notwithstanding anything to the contrary contained in this Agreement, (i) subject to the immediately following clause (ii), the provisions of this Section 4a may only be amended or terminated by the written agreement of you and the Company, and any increase in the Beneficial Ownership Limitation resulting from any amendment or termination of this Agreement shall not be effective until the sixty-first (61st) day after such amendment or termination, and (ii) the Beneficial Ownership Limitation shall cease and be of no further force and effect upon a “Change of Control” (as such term is defined in the Company’s Amended and Restated 2013 Omnibus Incentive Plan as in existence on February 26, 2021). To the extent required to be effective, this Section 4a shall be deemed to be an amendment to the award agreements defining the rights and obligations with respect to the Option Awards. The Company hereby acknowledges and agrees that the Option Awards are in full force and effect in accordance with their terms, subject to the limitations imposed by this Section 4a.

5.         Your Benefits

(a)

Employee Benefit Plans. During the Scheduled Term, you will be entitled to participate in each of the Company’s employee health, benefit and welfare plans, including plans providing retirement benefits and medical, dental, hospitalization, life and disability insurance, on a basis that is at least as favorable as that provided to similarly situated executives of the Company, subject to the terms of applicable Company plans as in effect from time to time.

(b)	Vacation. During the Scheduled Term, you will be entitled to paid annual vacation on a basis that is at least as favorable as that provided to similarly situated executives of the Company.

(c)

Business Expenses. During the Scheduled Term, you will be reimbursed for all reasonable business expenses incurred by you in performing your responsibilities under this Agreement, subject to the terms of applicable Company reimbursement policies as in effect from time to time.

(d)

Indemnification; Advancement of Expenses. Pursuant to the Company’s articles of incorporation and bylaws, the Company will indemnify you and advance or reimburse expenses as set forth in Section 9a herein.

6.         Termination of Your Employment

(a)

No Reason Required. Neither you nor the Company is under any obligation to continue your employment beyond the Scheduled Term, subject to the Notice requirements set forth in Section 2. In addition, you or the Company may terminate your employment early at any time for any reason, or for no reason, subject to compliance with Section 6(c). The early termination provisions in this Section 6, including payments by the Company to you, shall also apply to any early termination of an extension or renewal of the Scheduled Term pursuant to Section 2.

(b)	Related Definitions.

1.         “Cause” means any of the following: (A) your Willful and continued failure or refusal for a period of at least sixty (60) days following delivery to you of a written notification from the Board to attempt to perform the usual, customary or reasonable functions of your positions other than due to a disability or approved leave; or (B) your gross negligence or Willful misconduct in the performance of your duties or obligations to the Company that has caused, as determined by the Board in good faith, material injury to the Company; or (C) your conviction of any felony (other than a felony predicated on your vicarious liability or involving a traffic violation) or crime involving moral turpitude; or (D) your unlawful possession, use or sale of narcotics or other controlled substances on Company premises, or performing job duties while under the influence of illegally used controlled substances; or (E) your material breach of this Agreement which, if correctable, remains materially uncorrected for thirty (30) days after written notice to you by the Company of the breach; or (F) your material breach of a requirement of the Kodak Business Conduct Guide which requirement has consistently resulted in the termination of employment by employees who have committed similar breaches and which, if correctable, remains materially uncorrected for thirty (30) days after written notice to you by the Company of the breach; or (G) your material breach of the Employee’s Agreement. For purposes of this Agreement, Cause shall not be deemed to exist unless the termination of your employment hereunder for Cause occurs within ninety (90) days after the Board or the Committee first obtains knowledge of the initial existence of the condition providing the basis for such termination as specified in clauses (A) through (G) above.

2.	“Disability” means meeting the definition of disability under the terms of the Kodak Long-Term Disability Plan and receiving benefits under such plan.

3.

“Good Reason” means (a) a material breach of this Agreement by the Company; (b) a material reduction in or adverse modification of the nature and scope of your authority, duties, responsibilities, or privileges (whether or not accompanied by a change in title); (c) a material diminution in or failure to timely pay any compensation, including your Base Salary, Annual Incentive, Special 2023 Renewal Bonus, or Annual LTIA Grants as set forth in Schedule 1 or your DRIP incentive; or (d) a refusal to allow you to work remotely consistent with your historical practices.

4.	“Willful” or “Grossly Negligent” means any act done or omitted to be done not in good faith and without reasonable belief that such action or omission was in the best interest of the Company.

5.	“Change of Control” shall have the same meaning as defined in the Company’s Amended and Restated 2013 Omnibus Incentive Plan.

(c)         Advance Notice Generally Required.

1.

To terminate your employment before the end of the Scheduled Term, either you or the Company must provide a Termination Notice to the other. A “Termination Notice” is a written notice that states the specific provision of this Agreement on which termination is based, including, if applicable, the specific clause of the definition of Cause and a reasonably detailed description of the facts that permit termination under that clause; provided, that the failure to include any fact in a Termination Notice that contributes to a showing of Cause or Good Reason does not preclude the Company or you, respectively, from asserting that fact in enforcing its rights under this Agreement.

2.

You and the Company agree to provide thirty (30) days’ advance Termination Notice of any termination prior to the end of the Schedule Term, unless your employment is terminated by the Company for Cause, by you for Good Reason, or because of your Disability or death. If you die or become Disabled after the Company provides a Termination Notice without Cause, your termination will be treated as a termination without Cause, effective as of the date of your Disability or death.

3.

Following receipt of such notice, the Company may, at its sole discretion, choose to either (1) waive that notice period (thereby immediately terminating your employment) or (2) place you on paid leave, at your then-current salary for any or all of the notice period.

(d)         Without Cause or Voluntary Termination by You for Good Reason. If, during the Scheduled Term, the Company terminates your employment without Cause, including in connection with a Change of Control, or you voluntarily terminate your employment for Good Reason:

1.

The Company will pay you (or your legal representative) the following at the end of your employment: (A) your accrued but unpaid Salary through the last day of your employment and (B) any accrued expense reimbursements and other cash entitlements (including for accrued expense reimbursement for which supporting documentation is submitted within 30 days after the termination of your employment) (together, your “Accrued Compensation”). In addition, the Company will timely pay you (or your legal representative) any amounts and provide you any benefits that are required, or to which you are entitled, under any plan, contract or arrangement of the Company as of the end of your employment, including but not limited to reimbursement of unpaid, accrued expenses (together, your “Other Benefits”).

2.

The Company will also pay you (or your legal representative): (A) an amount equal to two (2) years of your Salary plus two years of your target Annual Incentive opportunity, paid in accordance with Company payroll practices; (B) your earned but unpaid Annual Incentive, if any, for the fiscal year ending immediately prior to the year in which your employment is terminated by the Company without Cause or you voluntarily terminate your employment for Good Reason; (C) an amount equal to the Annual Incentive that was forfeited upon termination in respect of the fiscal year in which your termination of employment occurs as a result of your termination by the Company without Cause or you voluntarily terminate your employment for Good Reason, to the extent that the applicable performance goals are achieved and cash bonuses for the fiscal year are paid, pro‐rated based upon the number of days from the beginning of such fiscal year through the date of your termination of employment (the “Pro-Rata Annual Incentive for the Termination Year”); and (D) any banked performance-vesting RSUs under your Annual LTIA Grants as of the date of your termination of employment.

3.

Effective upon the date your employment is terminated by the Company without Cause or you voluntarily terminate your employment for Good Reason, the next tranche of granted, unvested time-vested Restricted Stock Units (“RSUs”) (whether granted to you as an employee, officer or director) that would have vested but for your termination, will become immediately vested, and any other unvested portion of your remaining RSUs will be immediately forfeited and cancelled.

4.

You and your eligible dependents shall be permitted to continue to participate in all health, medical and dental plans and programs maintained by the Company for twenty four (24) months after your employment is terminated by the Company without Cause or you voluntarily terminate your employment for Good Reason, and the Company shall pay, at the same cost to you as would apply if you remained employed by the Company, all required contributions to maintain such coverage, following which time you and your eligible dependents will be entitled to the full COBRA continuation rights as if the end of such twenty four (24)-month period was the date of your termination of employment; provided that coverage hereunder will cease (except for entitlement to rights under COBRA) at such time as coverage of the same general type (including, without limitation, cost to you and levels and type of coverage) is available to you from another employer. If for any reason the Company is unable to permit you and your eligible dependents to continue to participate in its health, medical and dental plans and programs, the Company will pay you in full any out of pocket costs, including premiums and any state, local and federal income taxes, you incur to maintain equivalent coverage through COBRA for you and your dependents. The Company shall pay you such reimbursement on the first day of the month immediately following the month in which you remit a COBRA premium payment.

(e)

For Cause or Your Voluntary Termination not for Good Reason. If, during the Scheduled Term, the Company terminates your employment for Cause or you terminate your employment not for Good Reason, the Company will pay you (or your legal representatives) your Accrued Compensation and any banked performance-vesting RSUs under your Annual LTIA Grants as of the date of your termination of employment, and will provide you your Other Benefits. Effective upon the date of this termination for Cause or voluntary termination at your election not for Good Reason, all of the unvested portion of your remaining equity-based awards will be immediately forfeited.

(f)

For Your Disability or Death. If, during the Scheduled Term, your employment terminates as a result of your Disability or death, the Company will pay you (or your legal representatives): (1) your Accrued Compensation; (2) your earned but unpaid Annual Incentive, if any, for the fiscal year ending immediately prior to the year in which your employment terminates as a result of your Disability or death; (3) the Pro-Rata Annual Incentive for the Termination Year; and (4) any banked performance-vesting RSUs under your Annual LTIA Grants as of the date of your termination of employment; and will provide you (or your legal representatives) (5) your Other Benefits. Effective upon the date of this termination due to your Disability or death, any granted, unvested time-vesting RSUs (whether granted to you as an employee, officer or director) will become immediately vested, and any other unvested portion of your remaining equity-based awards (excluding any banked performance-vesting RSUs under your Annual LTIA Grants as of the date of your termination of employment) will be immediately forfeited and cancelled. For the avoidance of doubt, in the event of your death or Disability your estate or legal representatives shall be entitled to these payments and benefits, and the executor of your estate or legal representative shall be permitted to execute a related severance agreement as if you executed it.

(g)

You hereby acknowledge and agree that you shall not be eligible for any payment or benefit under the Company’s Termination Allowance Plan if your employment ceases under Sections 6 (d), (e) or (f) herein.

(h)

At the Expiration of the Scheduled Term. If the Company provides you adequate notice pursuant to Section 2 and your employment terminates as a result of the expiration of the Scheduled Term, the Company will pay you (or your legal representatives) your Accrued Compensation and your Other Benefits.

(i)	In the Context of a Change of Control. Any termination of your employment by the Company occurring within six (6) months of a Change of Control will be presumed to be a Termination without Cause.

(j)

Severance Agreement. The payment of any compensation or benefits other than your Accrued Compensation and Other Benefits is subject to you executing, delivering and not revoking a release of any and all claims you may have against the Company (other than the rights and benefits provided in Section 5 and the other rights under this Agreement that continue following your employment) in the form of the Company’s then standard severance agreement, the Company shall pay you pursuant to this Section 6, subject to applicable deductions and withholdings, and in accordance with Sections 6(k) and 6(l) below. Such severance agreement shall contain confidentiality restrictions, a mutual non-disparagement provision, and a non-solicitation restriction substantially equivalent the Non-Solicitation restrictions set forth in Section 8(d)-(e) of this Agreement. Under no circumstance shall such severance agreement contain a non-competition restriction or shall you be required to agree to a post-employment non-competition restriction in order to receive any benefit under this Section 6. The Company shall negotiate a severance agreement under this Section 6(j) in good faith and may not unreasonably refuse to enter a severance agreement in order to avoid paying you post-employment benefits under this Section 6.

(k)	Benefits Bearing. In no event shall any of the payments or benefits provided under this Section 6 be “benefits bearing.”

(l)

Timing. The benefits provided in this Section 6 will begin at the end of your employment, and any cash payments owed to you under this Section 6 (other than under Section 6(a)) will be paid in one lump sum 65 days following your date of termination except that any reimbursement for health, medical and dental benefits shall be paid at the time specified by Section 6(d)(4) and any Pro-Rata Annual Incentive for the Termination Year shall be paid in the year following the year in which such termination of employment occurs.

(m)

Section 409A. This Agreement and any severance agreement are intended to comply with or be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder and other official guidance issued thereunder (“Section 409A”) with respect to amounts or benefits, if any, subject thereto and shall be interpreted, construed and performed consistent with such intent. To the extent you would otherwise be entitled to any payment that under this Agreement, or any plan or arrangement of the Company or its affiliates, constitutes “deferred compensation” subject to Section 409A, and that if paid during the six months beginning on the date of termination of your employment would be subject to the Section 409A additional tax because you are a “specified employee” (within the meaning of Section 409A and as determined by the Company), the payment will be paid to you on the earlier of the day following the six (6)-month anniversary of your date of termination or your death. Similarly, to the extent you would otherwise be entitled to any benefit (other than a payment) during the six months beginning on termination of your employment that would be subject to the Section 409A additional tax, the benefit will be delayed and will begin being provided (together, if applicable, with an adjustment to compensate you for the delay) on the earlier of the six-month anniversary of your date of termination or your death. In addition, any payment or benefit due upon a termination of your employment that represents “deferred compensation” subject to Section 409A shall be paid or provided to you only upon a “separation from service” as defined in Treas. Reg. § 1.409A-1(h). Each payment under this Agreement shall be deemed to be a separate payment for purposes of Section 409A, amounts payable under Sections 6(a) and 6(d)(1) through 6(d)(2)(a) of this Agreement shall be deemed not to be “deferred compensation” subject to Section 409A to the extent provided in the exceptions in Treas. Reg. Sections 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exception under subparagraph (iii)) and other applicable provisions of Treas. Reg. Section 1.409A-1 through A-6. Notwithstanding anything to the contrary in this Agreement, the Company and its officers, directors, employees or agents make no representations or guarantees that the terms of this Agreement or the arrangements described in this Agreement, in each case, as written, comply with or are exempt from the provisions of Section 409A or that the payments and benefits provided under this Agreement are or will be exempt from, or compliant with, Section 409A, and in no event shall the Company and its officers, directors, employees or agents be liable for all or any portion of any taxes, penalties, interest or other expenses that you may incur on account of any non-compliance with Section 409A.

Notwithstanding anything to the contrary in this Agreement or elsewhere, any payment or benefit under this Agreement or otherwise that is exempt from Section 409A pursuant to Treas. Reg. Section 1.409A-1(b)(9)(v)(A) or (C) shall be paid or provided to you only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of your second taxable year following your taxable year in which the “separation from service” occurs; and provided further that such expenses are reimbursed no later than the last day of your third taxable year following the taxable year in which your “separation from service” occurs. Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement is determined to be subject to Section 409A, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other taxable year (except for any life-time or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which you incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

7.         Confidential Information

You acknowledge and agree that confidential information, including, without limitation, Company intellectual property, customer lists and other proprietary business information, obtained by you while employed by the Company or any of its subsidiaries concerning the business affairs of the Company or any subsidiary of the Company are the property of the Company or such subsidiary (hereinafter, “Confidential Information”). Consequently, you agree that, except to the extent required by applicable law, statute, ordinance, rule, regulation or orders of courts or regulatory authorities, you shall not at any time (whether during or after your employment) disclose to any unauthorized person or use for your own account any Confidential Information without the prior written consent of the Company, unless and to the extent that the aforementioned matters are or become generally known to and available for use by the public other than as a result of your acts or omissions to act or as required by law.

Notwithstanding the foregoing, nothing in this Section 7, this Agreement, the Employee’s Agreement, or any other agreement or Company policy (a) prohibits or prevents you from making reports or assisting in the investigation of possible violations of federal law or regulation with any governmental agency, official, or entity in accordance with the provisions and rules of Section 21F of the Exchange Act, Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of state or federal law or regulation, or (b) requires notification or prior approval by the Company of any such report or assistance; provided that, you are not authorized to disclose communications with counsel that were made for the purpose of receiving legal advice or that contain legal advice on behalf of the Company or any of its subsidiaries, or that are protected by the Company’s or any of its subsidiaries’ attorney work product or similar privilege. Furthermore, in accordance with the Defend Trade Secrets Act, 18 U.S.C. § 1833(b), and other applicable law, you shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, in each case, solely for the purpose of reporting or investigating a suspected violation of law or (2) in a complaint or other document filed in a lawsuit or proceeding, if such filings are made under seal.

You shall deliver to the Company at the termination of your employment, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) containing or constituting Confidential Information which you may then possess or have under your control.

8.         On-going Restrictions on Your Activities

(a)         Related Definitions.

1.

“Competitive Enterprise” means any business enterprise that derives more than twenty percent (20%) of its revenue from any activity that competes anywhere with any activity that the Company is then engaged in and which activity generates more than ten percent (10%) of the Company’s revenue.

2.

“Client” means any client or prospective client of the Company to whom you personally provided services, or for whom you personally transacted business, or whose identity became known to you in connection with your employment by the Company.

3.	“Solicit” means any direct communication that invites, advises, encourages or requests any person to take or refrain from taking any action.

(b)         Your Importance to the Company and the Effect of this Section 8. You acknowledge that:

1.         In the course of your involvement in the Company’s activities, you will have access to Confidential Information and the Company’s client base and will profit from the goodwill associated with the Company. In return for the benefits you will receive from the Company and to induce the Company to enter into this Agreement, and in light of the potential harm you could cause the Company, you agree to the provisions of this Section 8. The Company would not have entered into this Agreement if you did not agree to this Section 8.

(c)         Transition Assistance. During the ninety (90) days after a Termination Notice has been given, you will take all actions the Company may reasonably request to maintain for the Company the business, goodwill and business relationships with any Clients, provided that you will be paid for your actual time at a rate of $500 per hour and the Company will pay all expenses incurred by you in the taking of all actions under this Section 8(c).

(d)         Non-Solicitation of Clients. Until the end of the twelve (12) month period following the termination of your employment, you will not Solicit any Client to transact business with a Competitive Enterprise or to reduce or refrain from doing any business with the Company or interfere with or damage any relationship between the Company and a Client.

(e)         Non-Solicitation of Company Employees. Until the end of the twelve (12) month period following the termination of your employment, you will not attempt to Solicit anyone who is then an employee or consultant of the Company (or who was an employee or consultant of the Company within the prior six months) to resign from or cease to provide services to the Company or to apply for or accept employment with any Competitive Enterprise, except that such restriction shall not apply to any employee that you previously worked with prior to becoming employed by the Company and who you brought to the Company.

(f)

Notice to New Employers. Before you accept employment with any other person or entity while this Section 8 is in effect, you will provide the prospective employer with written notice of the provisions of this Section 8 and will deliver a copy of the notice to the Company.

(g)

Other Employment. You hereby represent and warrant to the Company that (a) the execution, delivery and performance of this Agreement by you does not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which you are a party or by which you are bound, (b) you are not a party to or bound by any employment agreement, consulting agreement, non-compete agreement, confidentiality agreement or other restriction with any other person or entity, which would be breached by entering into this Agreement, and (c) you will abide by all contractual obligations that you may have to all prior employers or other persons or entities, and you will not retain, review, or utilize any other person’s or entity's confidential or proprietary information or trade secrets in connection with your work for the Company, or share or disclose any such information with or to the Company or any of its personnel. You agree to immediately notify the Company, in writing, if any representation in this Section 8 is or becomes untrue or inaccurate at any time. In addition, should you become aware of any reason that you cannot remain employed by the Company or fully execute your responsibilities for the Company, or should a former employer or any other person or entity allege that you are in violation of any obligation to such person or entity, or if you believe any violation of law exists relating to the Company, you promise to immediately so notify the Company in writing.

9.         Effect on Other Agreements; Entire Agreement

This Agreement and the Employee’s Agreement contain the entire agreement between you and the Company with respect to the relationship contemplated by this Agreement and supersedes any earlier agreement, written or oral, with respect to the subject matter of this Agreement, including the 2021 Agreement; provided however that any Long Term Incentive Compensation previously granted to you pursuant to an agreement between you and the Company, including the 2021 Agreement, shall be governed by the terms of such prior agreement except as provided by Section 4a. In entering into this Agreement, no party has relied on or made any representation, warranty, inducement, promise or understanding that is not in this Agreement or the Employee’s Agreement.

9a.         Indemnification and Advancement of Expenses

Pursuant to the Company’s articles of incorporation and bylaws, the Company shall indemnify you and advance and reimburse expenses to the fullest extent permitted by law, including at least to the same extent as the most favorable indemnification and advancement or reimbursement of expenses provisions applicable to any member of the Board. Your indemnification, advancement and reimbursement right shall include but not be limited to the payment of attorneys’ fees to the attorney of your selection, which selection is entirely in your discretion. The Company’s ability to make any payment contemplated by your applicable advancement right will not under any circumstances be conditioned on or require an investigation or determination by the Board. If the Company’s ability to make any payment contemplated by your applicable indemnification and reimbursement of expenses provisions depends on an investigation or determination by the Board or any member of the Company, the Company will use its best efforts to cause the investigation to be made (at the Company’s expense) and to have the Board reach a determination as soon as reasonably possible. For the avoidance of doubt, the obligations of the Company under this Section 9(a), shall include if you are or were involved in any matter (including, without limitation as a party or witness) or are threatened to be made so involved in any threatened, pending or completed investigation, claim, action, suit or proceeding of any kind, including whether civil, criminal, administrative or investigative, including, without limitation, any investigation, claim, action, suit or proceeding by or in the right of the Company to procure a judgment in its favor) (a “Proceeding”) by reason of the fact that you are or were a director, officer or agent of the Company and shall cover Proceedings whether now pending or hereafter commenced and shall be retroactive to cover acts or omissions or alleged acts or omissions relating to the Company or any of its affiliates that take place during your tenure with the Company, subject to the terms set forth above. Your right to indemnification, advancement and reimbursement of expenses, including with respect to attorneys’ fees for the attorney of your selection, shall apply with equal force to any request by the Company to cooperate with or assist it in any respect related to the prosecution, defense or participation in any investigation, claim, action, suit or proceeding of any kind, including whether civil, criminal, administrative or investigative. Your rights under this Section 9a shall survive the termination of your employment for any reason.

10.         Successors

(a)

Assignment by You. You may not assign this Agreement without the Company’s consent. Also, except as required by law, your right to receive payments or benefits under this Agreement may not be subject to execution, attachment, levy or similar process. Any attempt to effect any of the preceding in violation of this Section 10, whether voluntary or involuntary, will be void; provided however that your right to benefits under this Agreement may be assigned to your estate or legal representatives in the event of your death or Disability.

(b)

Assumption by any Surviving Company. Before the effectiveness of any merger, consolidation, statutory share exchange or similar transaction (including an exchange offer combined with a merger or consolidation) involving the Company (a “Reorganization”) or any sale, lease or other disposition (including by way of a series of transactions or by way of merger, consolidation, stock sale or similar transaction involving one or more subsidiaries) of all or substantially all of the Company’s consolidated assets (a “Sale”), the Company will cause (1) the Surviving Company to unconditionally assume this Agreement in writing and (2) a copy of the assumption to be provided to you. After the Reorganization or Sale, the Surviving Company will be treated for all purposes as the Company under this Agreement. The “Surviving Company” means (A) in a Reorganization, the entity resulting from the Reorganization or (B) in a Sale, the entity that has acquired all or substantially all of the assets of the Company.

11.         General Provisions

(a)

Withholding. You and the Company will treat all payments to you under this Agreement as compensation for services. Accordingly, the Company may withhold from any payment any taxes that are required to be withheld under any law, rule or regulation.

(b)

Severability. If any provision of this Agreement is found by any court of competent jurisdiction (or legally empowered agency) to be illegal, invalid or unenforceable for any reason, then (1) the provision will be amended automatically to the minimum extent necessary to cure the illegality or invalidity and permit enforcement and (2) the remainder of this Agreement will not be affected. In particular, if any provision of Section 8 is so found to violate law or be unenforceable because it applies for longer than a maximum permitted period or to greater than a maximum permitted area, it will be automatically amended to apply for the maximum permitted period and maximum permitted area.

(c)

No Set-off or Mitigation. Your and the Company’s respective obligations under this Agreement will not be affected by any set-off, counterclaim, recoupment or other right you or any member of the Company may have against each other or anyone else (except as this Agreement specifically states). You do not need to seek other employment or take any other action to mitigate any amounts owed to you under this Agreement, and those amounts will not be reduced if you do obtain other employment.

(d)

Notices. All notices, requests, demands and other communications under this Agreement must be in writing and will be deemed given (1) on the business day sent, when delivered by hand or facsimile transmission (with confirmation) during normal business hours, (2) on the business day after the business day sent, if delivered by a nationally recognized overnight courier or (3) on the third business day after the business day sent if delivered by registered or certified mail, return receipt requested, in each case to the following address or number (or to such other addresses or numbers as may be specified by notice that conforms to this Section 11(d)):If to you, to the address stated on the first page of this Agreement with a copy to:

Jessica T. Rosenberg

Kasowitz, Benson, Torres LLP
1633 Broadway

New York, New York 10019
jrosenberg@kasowitz.com

If to the Company or any other member of the Company, to:

Eastman Kodak Company

343 State Street

Rochester, New York 14650-0224

Attention: General Counsel

(e)

Amendments and Waivers. Any provision of this Agreement or the Employee’s Agreement may be amended or waived, but only if the amendment or waiver is in writing and signed, in the case of an amendment, by you and the Company or, in the case of a waiver, by the party that would have benefited from the provision waived. Except as this Agreement or the Employee’s Agreement otherwise provides, no failure or delay by you or the Company to exercise any right or remedy under this Agreement will operate as a waiver, and no partial exercise of any right or remedy will preclude any further exercise.

(f)

Jurisdiction; Choice of Forum; Costs. You and the Company irrevocably submit to the exclusive jurisdiction of any state or federal court located in the County of New York over any controversy or claim arising out of or relating to or concerning this Agreement or any aspect of your employment with the Company (together, an “Employment Matter”). Both you and the Company (1) acknowledge that the forum stated in this Section 11(f) has a reasonable relation to this Agreement and to the relationship between you and the Company and that the submission to the forum will apply even if the forum chooses to apply non-forum law, (2) waive, to the extent permitted by law, any objection to personal jurisdiction or to the laying of venue of any action or proceeding covered by this Section 11(f) in the forum stated in this Section, (3) agree not to commence any such action or proceeding in any forum other than the forum stated in this Section 11(f) and (4) agree that, to the extent permitted by law, a final and non-appealable judgment in any such action or proceeding in any such court will be conclusive and binding on you and the Company. However, nothing in this Agreement precludes you or the Company from bringing any action or proceeding in any court for the purpose of enforcing the provisions of this Section 11(f). To the extent permitted by law, the Company will pay, advance and reimburse any reasonable expenses, including reasonable attorney’s fees for the attorney of your sole selection, you incur as a result of any Employment Matter.

(g)	Governing Law. This Agreement will be governed by and construed in accordance with the law of the State of New York applicable to contracts made and to be performed entirely within that State.

(h)	Counterparts. This Agreement may be executed in counterparts, each of which will constitute an original and all of which, when taken together, will constitute one agreement.

(i)

Legal Fees. You shall be entitled to be reimbursed by the Company in an amount not to exceed $50,000 for reasonable legal fees and expenses incurred by you in connection with negotiating and documenting this Agreement, subject to receiving customary back-up documentation regarding such fees and expenses within thirty (30) days following the Effective Date. Reimbursement for such fees and expenses shall be made within thirty (30) days after receipt of documentation reasonably acceptable to the Company, but in no event later than the last day of the taxable year following the taxable year in which such fees and costs were incurred.

(j)

Undefined Terms. All terms and acronyms used herein or in the Schedule and not specifically defined shall have the ordinary meaning as used by the party in the ordinary course of the Company’s business and so as to fairly accomplish the purposes and intentions of the parties hereto.

(k)

Recoupment. By executing this Agreement, you acknowledge and agree that the compensation and benefits provided to you pursuant to this Agreement are subject to reduction, cancellation, repayment, forfeiture or recoupment in accordance with the Eastman Kodak Company Compensation Recoupment (Clawback) Policy, and any other clawback requirements imposed under applicable laws, rules and regulations (collectively and as amended or restated from time to time, the “Policy”), and you further acknowledge and agree that any reduction, cancellation, repayment, forfeiture or recoupment in accordance with the Policy shall not constitute Good Reason for you to terminate your employment or constitute a breach of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

EASTMAN KODAK COMPANY

By:         /s/David E. Bullwinkle

David Edward Bullwinkle

Chief Financial Officer, Sr. Vice President

[Signature page to Executive Chairman and CEO Agreement]

EXECUTIVE CHAIRMAN

/s/ James V. Continenza

James V. Continenza

[Signature page to Executive Chairman and CEO Agreement]

CONFIDENTIAL

JAMES V. CONTINENZA

EXECUTIVE CHAIRMAN AND CEO AGREEMENT

EFFECTIVE NOVEMBER 29, 2023
TERMS SCHEDULE

Position	Executive Chairman and Chief Executive Officer, Eastman Kodak Company
Base Salary	$1,000,000
Annual Cash Performance Incentive

125% Base Salary

Your cash Annual Incentive for 2024 and each year thereafter will be up to 125% of your Base Salary based on achievement of the Annual Commitment Plan, but determined by the Committee in its discretion, taking into consideration its evaluation of your and the Company’s performance.

Annual Incentive will be earned on a pro rata basis and paid in cash by March 15th of the year following the Scheduled Term year for which the Annual Incentive was earned.

Special 2023 Renewal Bonus

$1,000,000 Cash and $1,000,000 RSUs

Upon the execution of this Agreement (i.e., the renewal of the 2021 Agreement) you will (i) be paid a cash bonus of $1 million as soon as practicable following the Effective Date, but not later than December 31, 2023, and (ii) be granted Restricted Stock Units (“RSUs”) as soon as practicable following the Effective Date, which will have a grant date fair value of $1 million and which will vest annually over the three-year period following the Effective Date.

Long-Term Equity Incentive Compensation

$2,500,000 per year

In addition to any Stock Options or RSUs previously granted to you, including under the 2021 Agreement, which shall not be impacted by this Agreement except as provided by Section 4a, you will receive the following Annual Long-Term Equity Incentive Grants (each, an “Annual LTIA Grant”), which will be subject to the terms and conditions of the Eastman Kodak Company 2013 Omnibus Incentive Plan (as amended and restated and as it may be further amended, the “Plan”):

Each year you will be granted RSUs with a grant date fair value of $2.5 million.

●         50% of the RSUs will be in the form of time-vesting RSUs, which will vest in substantially equal installments on each of the date that is 1 year, 2 years, and 3 years following the grant date, subject to continued employment through each applicable vesting date, except as otherwise expressly provided for in this Agreement or in the applicable award agreement.

●         The remaining 50% of the RSUs will be performance-vesting RSUs with a 3-year performance based on the achievement of pre-defined goals established by the Committee and outlined on the respective Award Notice and subject to Committee discretion. The terms and conditions of each grant shall be subject to approval by the Committee.

The first Annual LTIA Grant of time-vesting RSUs will be made upon the execution of this Agreement and the first Annual LTIA Grant of performance-vesting RSUs will be made in February 2024.

Debt-Reduction Incentive Plan (DRIP)

$2,000,000

In the event that Company Debt is reduced to $300 million within 3 years from the Effective Date and Available Cash at such time is at or above $200 million, each as determined by the Committee in its sole discretion, the Company will pay you a cash bonus of $2 million as soon as practicable following the date on which such condition is satisfied, but in no event later than March 15th of the following calendar year. “Company Debt” means the amount of Refinancing Term Loans, as defined in the Company’s financial statements. “Available Cash” means the amount of “cash and cash equivalents” as reportable on the Company’s Consolidated State of Financial Position (and excluding restricted cash); programs in place which may be awaiting government approval (e.g., pension fund agreements) may be taken into account by the Committee.

Exhibit 1

(Terms of Eastman Kodak Company Employee’s Agreement)

EASTMAN KODAK COMPANY
EMPLOYEE’S AGREEMENT

PREAMBLE

Eastman Kodak Company and its affiliates and subsidiaries (hereinafter collectively called “Kodak”) operate in very competitive environments around the world. As part of your employment, you may from time to time have access to confidential and proprietary company information. This Employee’s Agreement (this “Agreement”) governs certain understandings between Kodak and you regarding your work for Kodak, its confidential and proprietary information, and your responsibilities to Kodak including, but not limited to, nondisclosure of Kodak’s Confidential Information and Proprietary Information (each as defined below), assignment of rights and non-solicitation.

BACKGROUND

I understand that Kodak is engaged in the research, development, manufacture, use, marketing and sale of and services related to equipment, materials (including, but not limited to, photographic and other imaging media), software, firmware, components, web applications, multimedia data including, but not limited to, audio information, hardcopy information, digital information (including but not limited to metadata), chemicals, and systems including any of the foregoing (collectively, “Kodak Business”). I also understand that, in connection with the Kodak Business, I will be exposed to and may generate information including, but not limited to, technical, marketing, accounting, cost, sales, medical, personnel data, customer lists, vendor lists, production procedures, administrative and service information (hereinafter collectively “Kodak Proprietary Information”). I further understand that Kodak requires its employees to assign to it all right, title and interest in and to all worldwide inventions, discoveries, improvements, patents, trade secrets, trademarks, mask works, any and all other copyrightable subject matter, and any application for any of the foregoing (hereinafter separately and collectively called “Rights”) within or arising out of any field of employment in which they work during their employment by Kodak and for a period of time after termination of employment from Kodak as described more fully below, and that this Agreement is essential for the full protection of the Kodak Business.

Therefore, in consideration of my employment by Kodak and of certain other benefits to be received by me in connection with such employment, it is understood and agreed as follows:

1.         Nondisclosure

During my employment by Kodak, and thereafter, I will not disclose to any person or entity or make use of any Kodak Proprietary Information, trade secret, or other information of a confidential nature regarding the Kodak Business or the commercial, financial, technical or business affairs of Kodak, including such trade secret, proprietary or confidential information of any customer or other entity to which Kodak owes an obligation not to disclose such information, which I acquire during my employment by Kodak, including, but not limited to, records kept in the ordinary course of business (hereinafter collectively called “Kodak Confidential Information”), except as such disclosure or use may be required in connection with my work as an employee of Kodak. I understand that this restriction prohibits disclosure to Kodak affiliates and subsidiaries in which Kodak owns less than 80% of the stock, unless I receive written authorization for specific disclosures from my management. Notwithstanding the foregoing, in accordance with the Defend Trade Secrets Act, 18 U.S.C. § 1833(b), and other applicable law, nothing in this section 1, this Employee’s Agreement, or any other agreement or Kodak policy shall prevent me from, or expose me to criminal or civil liability under federal or state trade secret law for, (a) directly or indirectly sharing any trade secrets or other Confidential Information (except information protected by Kodak’s or any of its subsidiaries’ attorney-client or work product privilege) with an attorney or with any federal, state, or local government agencies, regulators, or officials, for the purpose of investigating or reporting a suspected violation of law, whether in response to a subpoena or otherwise, without notice to Kodak, or (b) disclosing Kodak’s trade secrets in a filing in connection with a legal claim, provided that the filing is made under seal.

2.         Assignment of Rights

2.1         I hereby assign and transfer to Kodak all of my right, title and interest in and to all Rights that are made or conceived by me, alone or with others: (i) during my employment by Kodak, that are within or arise out of any general field of the Kodak Business in which I have been employed or have worked during my employment by Kodak; and (ii) during my employment by Kodak and within the two (2) years following the termination of my employment from Kodak, that (a) arise out of any work I perform or information I received regarding the Kodak Business which I received while employed by Kodak; or (b) arise from work that Kodak authorizes me to perform for or on behalf of any person or entity affiliated with Kodak.

2.2         While employed in California, no employee will be required to make an assignment of any invention to the extent prohibited by California Labor Code §2870(a) (a copy of which will be made available to any employee upon request).

2.3         I will fully disclose to Kodak as promptly as available all information known or possessed by me concerning the Rights referred to in the preceding section 2.1, and upon request by Kodak and without any further remuneration in any form to me by Kodak, but at the expense of Kodak, execute all applications for patents and for copyright registrations, assignments thereof and other instruments and do all things which Kodak deems necessary to vest and maintain in it the entire right, title and interest in and to all such Rights.

3.    Non-solicitation

In order to protect Kodak’s trade secrets, during my Kodak employment and for a period of one (1) year after termination of my employment for any reason (whether voluntarily or involuntarily or with or without cause), I will not, directly or indirectly, either for myself or for the benefit of any other person or entity: (i) induce or attempt to induce any employee of Kodak to leave the employ of Kodak, (ii) in any way interfere with the relationships between Kodak and any employee of Kodak, (iii) employ or otherwise engage as an employee, independent contractor or otherwise, any person who has been an employee of Kodak during the six (6) months immediately preceding such employment(iv) solicit, entice, call upon or contact in any way, for the purpose or with the effect of diverting or taking away or attempting to divert or take away, any of Kodak’s customers or suppliers and suppliers to do business with a Competing Business.

4.    Return of Property

I agree that, upon termination of my employment for any reason (whether voluntary or involuntary or with or without cause), I will immediately return to Kodak, (i) all Kodak Confidential Information in any form (including without limitation printed, handwritten, and electronically-stored materials or information), together with all copies, thereof, within my possession, custody or control and; (ii) all other Kodak property in my possession, custody or control, including, but not limited to, office keys, identification badges or passes, personal devices (including, but not limited to, cellular phones, smartphones, tablets, laptops, or the like), Kodak credit cards, automobiles, computer equipment, hardware and software (“Kodak Property”). Under no circumstances will I deliver or give such Kodak Confidential Information or Kodak Property to any person or entity without Kodak management’s advance written permission and, upon Kodak’s request, I will verify that I have not done so.

5.    At-Will Employment

I understand that, regardless of any statement made to me or contained in any handbook, policy statement, or other document, my employment will be “at-will”. That is, I will be free to terminate my employment at any time, for any reason, and Kodak is free to do the same. No other agreement relating to this issue will be effective unless it is contained in a written agreement which: (1) mentions me by name; (2) references this Agreement by name and date; (3) specifically acknowledges that it is intended to amend this Agreement; and (4) is signed by a Kodak corporate officer and me.

6.    Business Conduct

I understand that Kodak is an ethical company and that I am required to adhere to Kodak’s policies and procedures regarding ethical business practices, including, but not limited to, Kodak’s conflict of interest policy and policies concerning the protection of Kodak Confidential Information. I understand that my failure to do so constitutes a breach of this Agreement.

7.         Miscellaneous.

7.1         I agree that Kodak has provided me with valuable consideration for accepting the terms and conditions set forth in this Agreement, including those set forth in section 3. Among other things, that consideration includes my employment and/or continued employment and certain benefits to be received by me in connection with such employment, some of which may be conditioned upon a validly executed Employee’s Agreement.

7.2         This Agreement replaces any and all previous agreements relating to the same or similar matters that I may have entered into with Kodak with respect to my present or any future period of employment by Kodak. Further, the terms of this Agreement shall inure to the benefit of the successors and assigns of Kodak and shall be binding upon my heirs, assigns, administrators and representatives. No oral agreement, statement or representation shall be effective to alter the terms of this Agreement.

7.3         I understand and agree that a breach of the provisions of this Agreement will cause Kodak irreparable injury that may not be compensable by receipt of money damages. I, therefore, expressly agree that Kodak shall be entitled, in addition to any other remedies legally available, to injunctive and/or other equitable relief, including, but not limited to, temporary, preliminary and/or permanent injunctive relief, to prevent or remedy a breach of this Agreement, or any part hereof, and to payment of reasonable attorneys’ fees it incurs in enforcing this Agreement.

7.4         If any one or more of the provisions of this Agreement shall be found to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. If any one or more of the provisions of this Agreement is for any reason held unacceptably broad, it shall be construed or rewritten (blue-lined) so as to be enforceable to the extent of the greatest protection to Kodak under existing law.

7.5         All titles or headings in this agreement are for convenience only and shall not affect the meaning of any provision herein.

7.6         THIS AGREEMENT IS ENTERED INTO IN THE STATE OF NEW YORK AND SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO PRINCIPALS OF CONFLICT OF LAWS. I UNDERSTAND AND AGREE THAT ANY ACTION OR PROCEEDING UNDER, IN CONNECTION WITH OR RELATING TO THIS AGREEMENT SHALL BE BROUGHT IN AND ADJUDICATED BY THE UNITED STATES DISTRICT COURT, WESTERN DISTRICT OF NEW YORK IN ROCHESTER, NEW YORK, UNLESS THERE IS NO BASIS FOR FEDERAL JURISDICTION, IN WHICH CASE SUCH ACTION OR PROCEEDING

SHALL BE BROUGHT IN AND ADJUDICATED BY THE STATE OF NEW YORK, SUPREME COURT, COUNTY OF MONROE.

[Signature Page Follows]

Dated February, 2021

/s/ James V. Continenza

Signature of Employee

James V. Continenza

Employee Name (Print or Type)

[Signature Page to Employee’s Agreement]